UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

Intersect ENT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 641-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 17, 2014, Intersect ENT, Inc. (the “Company”) entered into the First Amendment to Lease (the “Lease Amendment”) with Menlo Prehc I, LLC, a Delaware limited liability company, Menlo Prepi I, LLC, and TPI Investors 9, LLC. The Lease Amendment amends the original Lease dated March 2, 2012 (the “Original Lease”), for the Company’s headquarters located at 1555 Adams Drive, Suite B, Menlo Park, California 94025, which covers approximately 32,458 rentable square feet of office space (the “Original Premises”). The Lease Amendment provides for the lease of an additional approximate 15,115 rentable square feet as expansion space (the “Expansion Premises”), an additional approximate 2,800 rentable square feet as storage space (the “Storage Premises”), and an extension of the term of the Original Lease.

Pursuant to the Lease Amendment, the term of the Company’s lease is extended by 60 months. Beginning on June 1, 2015, rent for the Original Premises will be paid on a monthly basis and will increase incrementally from $0 per month to $91,207 per month through May 31, 2020, with an average monthly rent of $80,754. Beginning on the expansion premises commencement date (anticipated to be April 1, 2015), and continuing through May 31, 2020, rent for the expansion space will be paid on a monthly basis and will increase incrementally from $0 per month to $42,473 per month, with an average monthly rent of $40,454.67. Beginning on the expansion premises commencement date, and continuing through May 31, 2020, rent for the Storage Premises will be paid on a monthly basis at a rate of $3,360 per month. The Lease Amendment also provides that the Company is responsible for all of the operating expenses of the property rented, and approximately 6% of the operating expenses for the business park in which the property is located.

The Lease Amendment provides the Company with an option to extend the term of the entire amount of space rented for an additional three years.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	First Amendment to Lease, by and among Intersect ENT, Inc., Menlo Prepi I, LLC, and TPI Investors 9, LLC, dated as of December 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.

Dated: December 18, 2014

	By:	/s/ Jeryl L. Hilleman
Jeryl L. Hilleman
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	First Amendment to Lease, by and among Intersect ENT, Inc., Menlo Prepi I, LLC, and TPI Investors 9, LLC, dated as of December 17, 2014.